November 12, 2014

Pizza Inn Holdings, Inc. Reports First Quarter of
Fiscal Year 2015 Financial Results

The Company posts another quarter of growth in sales and earnings

THE COLONY, Texas – Pizza Inn Holdings, Inc. (NASDAQ:PZZI) today reported financial results for the first quarter of fiscal 2015 ended September 28, 2014.

First Quarter Highlights:

•	Pizza Inn domestic comparable store sales increased 4.6% from the same period of the prior year.
•	Pie Five comparable store sales increased 17.0% year over year.
•	Pie Five system-wide total retail sales increased 119%, and average weekly sales increased 32.6%, year over year.
•	Total consolidated revenue increased 12.3% year over year.
•	Net loss improved by $0.1 million over the same quarter of the prior year to a loss of $0.3 million.
•	Adjusted EBITDA increased by $0.2 million over the same quarter of the prior year.

Pizza Inn Holdings, Inc. (NASDAQ: PZZI) today announced results for its first quarter of fiscal 2015 ended September 28, 2014.  The Company’s net loss in the first quarter improved by $0.1 million over the comparable period in the prior fiscal year to a loss of $0.3 million from a loss of $0.4 million.  The improvement in net loss was due primarily to increased franchise income and Company-owned store earnings related to Pie Five, as well as a reduction in pre-opening expenses attributable to growth of the Pie Five brand.

“We are steadily improving performance as we simultaneously make intelligent investments in people and infrastructure to ensure a sustainable, scalable enterprise,” said Randy Gier, CEO.  “We are particularly pleased with the strength of the underlying business metrics, which we believe clearly indicate we are on the right path,” added Gier.

First Quarter Fiscal 2015 Operating Results

Total revenues for the first quarter of fiscal 2015 and the comparable prior year quarter were $11.3 million and $10.1 million, respectively, an increase of 12.3% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.

Pizza Inn domestic franchisee sales for comparable stores increased 4.6% from the same period in the prior year.  “This is the strongest comparable store growth that the Pizza Inn brand has seen in several years,” said Gier.  “We have worked for many months with our franchisees to address the fundamentals of the business.  It is rewarding and encouraging to see these great results.”

For Pie Five, system-wide retail sales, which includes franchise and Company-owned restaurants, increased 119% when compared to the same period in the prior year driven by a 69.2% increase in average units open and a 32.6% increase in the system-wide average weekly sales.  Comparable store sales, which in the first fiscal quarter of 2015 represented only Company-owned restaurants, increased 17.0%.  The increase in average weekly sales was due to both the strong sales increase in existing Company-owned restaurants and the higher than average sales levels of new franchised and Company-owned restaurants.

“The performance of new franchised and Company-owned restaurants reflects continuing enhancement of our concept and improvement of processes for real estate selection and new store opening support.  The steady improvement of comps in existing restaurants is a testament to the strength of the concept with our customers and the operating systems that we have put in place,” explained Gier.

Gier added, “Delivering both improving new restaurant unit volumes and year over year comparable store growth enhances the investment potential of new restaurant development for ourselves and our franchisees.”

For the first quarter of fiscal 2015, revenue from the Franchising and Food and Supply Distribution segment increased $0.7 million, or 8.8%, while segment income from continuing operations before taxes increased $0.1 million, or 44.2%, compared to the same period of prior year.  First quarter revenues from the Company-owned Restaurants segment increased $0.6 million, or 24.3%, compared to the prior year as a result of the opening of four new Company-owned Pie Five restaurants in fiscal 2014 (one of which was a relocation of an existing restaurant) and one new Company-owned Pie Five restaurant in the first quarter of fiscal 2015, partially offset by the closing of two Company-owned Pizza Inn restaurants.  First quarter general and administrative expenses and franchise expenses increased $0.1 million over the prior year.

Development Review

Six new Pie Five restaurants were opened by the Company and franchisees in the first quarter fiscal 2015 while two franchise restaurants closed as part of the conversion of a franchise market to a Company-owned market, to bring the fiscal quarter-end total to 24 restaurants.  In the Pizza Inn system, franchisees opened 1 new restaurant for the quarter while closing 3 restaurants, ending the fiscal quarter at 251 total Pizza Inn Company-owned and franchised restaurants world-wide.

“We are on track with our development plans to aggressively, but intelligently, expand the Pie Five brand,” said Gier.  “Given the current leases executed for new Company-owned and franchised restaurants and the pipeline of new potential sites, we expect to end the 2015 fiscal year with 60 to 70 total restaurants open in the Pie Five system, which includes an estimated 22 to 25 total Company-owned restaurants.”

“In the current quarter ending in December, we expect the opening of two company restaurants in Houston, TX, and five new franchise restaurants across our expanding franchisee base,” said Gier.  “As we expand, we continue to seek out quality sites.  Although quality real estate is in high demand and short supply, we believe that holding out for quality locations is the best long term strategy.”

During the first quarter of fiscal 2015, the Company signed two new franchise development agreements to develop up to 25 Pie Five restaurants.  The Company currently has Pie Five franchise restaurant development commitments for a total of up to 244 restaurants.

Gier continued, “We are very pleased to have brought on high quality, experienced multi-unit operators as our franchise partners.”

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense and impairment on long lived assets and other lease charges.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Pizza Inn Holdings.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Pizza Inn Holdings will be achieved.

 About Pizza Inn Holdings, Inc.:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, Pizza Inn Holdings, Inc. owns and franchises approximately 275 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI”. For more information, please visit www.pizzainn.com.

Contact:
Investor Relations
Pizza Inn Holdings, Inc.
469-384-5000

###

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	September 28,	September 29,
	2014	2013

REVENUES:	$11,306	$10,067

COSTS AND EXPENSES:
Cost of sales	9,614	8,674
General and administrative expenses	1,109	1,015
Franchise expenses	715	667
Pre-opening expenses	35	86
Bad debt	79	45
Interest expense	107	43
	11,659	10,530

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(353)	(463)
Income tax benefit	(115)	(154)
LOSS FROM CONTINUING OPERATIONS	(238)	(309)

Loss from discontinued operations, net of taxes	(28)	(42)
NET LOSS	$(266)	$(351)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.03)	$(0.04)
Loss from discontinued operations	-	-
Net loss	$(0.03)	$(0.04)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.03)	$(0.03)
Loss from discontinued operations	-	(0.01)
Net loss	$(0.03)	$(0.04)

Weighted average common shares outstanding - basic	9,291	8,496

Weighted average common and
potential dilutive common shares outstanding	9,865	9,034

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 28,	June 29,
ASSETS	2014 (unaudited)	2014

CURRENT ASSETS
Cash and cash equivalents	$1,953	$2,796
Accounts receivable, less allowance for bad debts
accounts of $304 and $276, respectively	3,121	3,276
Notes receivable	85	81
Inventories	1,861	1,703
Income tax receivable	386	386
Deferred income tax assets	962	951
Prepaid expenses and other	412	173
Total current assets	8,780	9,366

LONG-TERM ASSETS
Property, plant and equipment, net	5,312	5,133
Long-term notes receivable	128	134
Long-term deferred tax asset	1,064	939
Deposits and other	287	396
Total assets	$15,571	$15,968

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,341	$2,023
Accrued expenses	911	926
Deferred rent	176	163
Deferred revenues	290	177
Bank debt	-	500
Total current liabilities	2,718	3,789

LONG-TERM LIABILITIES
Bank debt, net of current portion	-	267
Deferred rent, net of current portion	753	822
Deferred revenues, net of current portion	853	791
Deferred gain on sale of property	28	34
Other long-term liabilities	24	23
Total liabilities	4,376	5,726

COMMITMENTS AND CONTINGENCIES (See Note 3)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 16,437,072 and 16,240,412 shares, respectively;
outstanding 9,317,672 and 9,121,012 shares, respectively	164	162
Additional paid-in capital	17,122	15,905
Retained earnings	18,545	18,811
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	11,195	10,242
	$15,571	$15,968

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 28,	September 29,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(266)	$(351)
Adjustments to reconcile net loss to
cash (used in) provided by operating activities:
Depreciation and amortization	376	364
Stock compensation expense	23	15
Deferred income taxes	(136)	(186)
Gain on sale of assets	-	(6)
Provision for bad debt	79	45
Changes in operating assets and liabilities:
Notes and accounts receivable	77	(188)
Inventories	(157)	129
Accounts payable - trade	(682)	807
Accrued expenses	(15)	33
Deferred revenue	168	127
Prepaid expenses and other	(209)	(132)
Cash (used in) provided by operating activities	(742)	657

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	-	6
Capital expenditures	(530)	(1,365)
Cash used in investing activities	(530)	(1,359)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	1,196	1,525
Repayments of bank debt	(767)	(669)
Cash provided by financing activities	429	856

Net (decrease) increase in cash and cash equivalents	(843)	154
Cash and cash equivalents, beginning of period	2,796	919
Cash and cash equivalents, end of period	$1,953	$1,073

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$15	$37
Income taxes - net	$-	$1

PIZZA INN HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended
	September 28,	September 29,
	2014	2013
Net loss	$(266)	$(351)
Interest expense	107	43
Income Taxes - Continuing Operations	(115)	(154)
Income Taxes - Discontinued Operations	(14)	(22)
Stock compensation expense	23	15
Depreciation and amortization	376	364
Adjusted EBITDA	$111	$(105)